Exhibit 99.3

FIREFLY NEUROSCIENCE, INC.

2024 LONG-TERM INCENTIVE PLAN,

AS AMENDED BY AMENDMENT NO.1 TO THE FIREFLY NEUROSCIENCE, INC. 2024 LONG-TERM

INCENTIVE PLAN

Notice of Nonqualified Stock Option Grant

Pursuant to the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan, as amended by Amendment No.1 to the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan (the “Plan”) for Employees, Contractors, and Outside Directors of Firefly Neuroscience, Inc., a Delaware corporation (f/k/a WaveDancer, Inc.) (the “Company”), the Company hereby grants you the following nonqualified stock option (the “Stock Option”) to purchase the number of full shares of Common Stock of the Company (the “Optioned Shares”) set forth below at an “Option Price” equal to the value set forth below (being the Fair Market Value per share of the Common Stock on the Date of Grant).

The Stock Option is subject to all the terms and conditions set forth in this Notice of Nonqualified Stock Option Grant (the “Notice of Grant”) and in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which are incorporated by reference into this Notice of Grant. Capitalized terms that are not defined in the Notice of Grant shall have the meanings given to them in the Agreement, and if not defined in the Agreement, the meanings given to them in the Plan.

Name of Participant:	_____________________

Total Number of Shares:	_____________________

Type of Stock Option:	Nonqualified Stock Option (NQSO)

Option Price Per Share:	$______________

Date of Grant:	_____________

Date Exercisable:	Except as specifically provided in the Agreement and subject to certain restrictions and conditions set forth in the Plan, the Stock Option shall be fully exercisable with respect to an Optioned Share on the date such Optioned Share becomes vested in accordance with the Vesting Schedule set forth below.

Vesting Schedule:

[VESTING TBD]

[Except as specifically provided in the Agreement and subject to the restrictions and conditions set forth in the Plan, the Optioned Shares shall vest and be exercisable as follows, in accordance with the following schedule, provided the Participant is employed by or providing services to the Company or a Subsidiary on the applicable vesting date:

● ____% of the Optioned Shares (rounded down for any fractional Optioned Shares) shall vest on the ___ anniversary of the Date of Grant;

● ____% of the Optioned Shares (rounded down for any fractional Optioned Shares) shall vest on the ___ anniversary of the Date of the Grant; and

● The remaining Optioned Shares shall vest on the ___ anniversary of the Date of the Grant.]

[Notwithstanding the foregoing, 100% of the Optioned Shares not previously vested shall immediately become vested Optioned Shares and this Stock Option shall become fully exercisable upon the occurrence of a Change in Control, if not previously so exercisable.]

Option Period:	The Option Period shall commence on the Date of Grant and end of the 10th anniversary of the Date of Grant. This Option expires earlier upon the Participant’s Termination of Service, as provided in Section 4 of the Agreement.

Additional Terms/Acknowledgment: You acknowledge and agree that the Notice of Grant and the vesting and exercisability schedule set forth herein and in the Agreement do not constitute an express or implied promise of your continued engagement as an Employee, Contractor, Outside Director or other service provider for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your employment or service relationship with the Company or its Subsidiaries at any time, with or without Cause (as defined in the Agreement).

Committee Decisions/Interpretations: You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and the Agreement.

Delivery of Documents: You further agree that the Company may deliver by email all documents relating to the Plan or this Stock Option (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

By your signature below or electronic acceptance, you agree that the Notice of Grant, the Agreement, and the Plan constitute your entire agreement with respect to the Stock Option, and except as set forth therein, may not be modified except by means of a writing signed by the Company and you. This Notice of Grant may be executed and/or accepted electronically and/or executed in duplicate counterparts, the production of either of which (including a signature or proof of electronic acceptance) shall be sufficient for all purposes for the proof of the binding terms of this Stock Option.

Participant:	Firefly Neuroscience, Inc.

	By:	/s/
Name:	Name:
Title:

Attachments:

Exhibit A - Nonqualified Stock Option Award Agreement

EXHIBIT A TO NOTICE OF GRANT

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

1. Grant of Nonqualified Stock Option. This Stock Option is a Nonqualified Stock Option that is intended to comply with the provisions governing nonqualified stock options under the final Treasury Regulations issued on April 17, 2007, in order to exempt this Stock Option from application of Section 409A of the Code.

2. Subject to Plan. The Stock Option and its exercise are subject to the terms and conditions of the Notice of Grant and the Plan, and the terms of the Notice of Grant and the Plan shall control to the extent not otherwise inconsistent with the provisions of this Nonqualified Stock Option Agreement (this “Agreement”). The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. The Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee, as applicable, and communicated to the Participant in writing. In addition, if the Plan previously has not been approved by the Company’s stockholders, the Stock Option is granted subject to such stockholder approval.

3. Vesting; Time of Exercise. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Stock Option shall be fully exercisable as provided in the Notice of Grant.

4. Term; Forfeiture.

a. Except as otherwise provided in this Agreement, to the extent the unexercised portion of the Stock Option relates to Optioned Shares that are not vested on the date of the Participant’s Termination of Service, the Stock Option will be terminated on that date. The unexercised portion of the Stock Option that relates to Optioned Shares which are vested on such date will terminate at the first of the following to occur:

i. 5 p.m. on the date the Option Period terminates;

ii. 5 p.m. on the date which is 12 months following the date of the Participant’s Termination of Service due to death or Total and Permanent Disability;

iii. immediately upon the Participant’s Termination of Service by the Company for Cause (as defined herein);

iv. 5 p.m. on the date which is 90 days following the date of the Participant’s Termination of Service for any reason not otherwise specified in this Section 4.a.; or

v. 5 p.m. on the date the Company causes any portion of the Stock Option to be forfeited pursuant to Section 7 hereof.

b. [For purposes of this Agreement, “Cause” shall have the meaning ascribed to such term in any employment, consulting, or other services agreement in effect by and between the Company and the Participant; provided, however, that at any time there is no such agreement in effect, or if such agreement does not define such term, the term “Cause” shall mean: (i) the Board, in its reasonable discretion, determines that the Participant has committed any act of fraud, embezzlement, misappropriation, or theft in the course of the Participant’s employment with the Company or regarding any aspect of the business of the Company or any current or future parent, subsidiary or other affiliate of the Company (each, an “Affiliate” and collectively “Affiliates”); (ii) the Participant has been convicted of, or pleaded guilty or nolo contendere to, any violation of any federal, state, or local law, ordinance, rule, or regulation (other than minor traffic violations or similar offenses) that the Board determines in its reasonable discretion is, or is reasonably likely to be, materially detrimental to the business, reputation, or goodwill of the Company or any of the Affiliates or the Participant’s ability to perform the Participant’s position with the Company; (iii) the Participant has been convicted of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; (iv) the Participant has (A) failed to substantially perform the Participant’s material duties or responsibilities under the applicable employment, consulting, or other services agreement in effect by and between the Company and the Participant or as prescribed to the Participant by the Board or the Company or (B) materially breached any provision under such agreement, or any of the Company’s written policies provided to the Participant, and if such failure or breach is curable by the Participant, such failure or breach is not cured to the reasonable satisfaction of the Company or Board within fifteen (15) days after the Participant’s receipt of written notice of such failure or breach; or (v) the Participant has engaged in any act of gross negligence, disloyalty, or unfaithfulness concerning the Company or any Affiliate.]

5. Who May Exercise. Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Participant, the Stock Option may be exercised only by the Participant, or by the Participant’s guardian or personal or legal representative. If the Participant’s Termination of Service is due to the Participant’s death prior to the dates specified in Section 4.a. hereof, and the Participant has not exercised the Stock Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Stock Option on behalf of the Participant at any time prior to the earliest of the dates specified in Section 4.a. hereof: the personal representative of the Participant’s estate or the person who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the death of the Participant, provided that the Stock Option shall remain subject to the other terms of this Agreement, the Plan, and all Applicable Law.

6. No Fractional Shares. The Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7. Manner of Exercise. Subject to such administrative regulations as the Committee may from time to time adopt, the Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the “Exercise Date”), which shall be at least three days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company; (b) if the Company, in its sole discretion, so consents in writing, Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six months prior to the Exercise Date; (c) if the Company, in its sole discretion, so consents in writing, by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price; (d) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (e) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered.

Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Common Stock then being purchased to be registered in the Participant’s name at its principal business office promptly after the Exercise Date, provided that such certificate(s) shall be held by the Company unless the Participant specifically requests delivery of such certificate(s). The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Company shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and the right to purchase such Optioned Shares may be forfeited by the Participant.

8. Nonassignability. The Stock Option is not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

9. Rights as Stockholder. The Participant will have no rights as a stockholder with respect to any of the Optioned Shares until the issuance of a certificate or certificates to the Participant for the shares of Common Stock. The Optioned Shares shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates. The Participant, by the Participant’s execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of the shares of Common Stock.

10. Adjustment of Number of Optioned Shares and Related Matters. The number of shares of Common Stock covered by the Stock Option, and the Option Prices thereof, shall be subject to adjustment in accordance with Articles 11 - 13 of the Plan.

11. Nonqualified Stock Option. The Stock Option shall not be treated as an Incentive Stock Option.

12. Voting. The Participant, as record holder of some or all of the Optioned Shares following exercise of this Stock Option, has the exclusive right to vote, or consent with respect to, such Optioned Shares until such time as the Optioned Shares are transferred in accordance with this Agreement; provided, however, that this Section 12 shall not create any voting right where the holders of such Optioned Shares otherwise have no such right.

13. Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

14. Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of the Participant are subject to all Applicable Laws.

15. Investment Representation. Unless the shares of Common Stock are issued to the Participant in a transaction registered under applicable federal and state securities laws, by the Participant’s execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Participant for investment purposes for the Participant’s own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or the Participant obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

16. Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for the Participant’s review by the Company and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Stock Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

17. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

18. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee, Contractor, or Outside Director, or to interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, or Outside Director at any time.

19. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement, and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

20. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

21. Entire Agreement. This Agreement together with the Notice of Grant and the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, the Notice of Grant or the Plan and that any agreement, statement, or promise that is not contained in this Agreement, the Notice of Grant or the Plan shall not be valid or binding or of any force or effect.

22. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

23. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

24. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

25. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

26. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a. Notice to the Company shall be addressed and delivered as follows:

Firefly Neuroscience, Inc.

[______________]

b. Notice to the Participant shall be addressed and delivered to the most recent address in the Company’s records.

27. Clawback. The Participant acknowledges, understands and agrees, with respect to any shares of Common Stock registered in the Participant’s name (or delivered to the Participant) pursuant to this Agreement, that such shares of Common Stock shall be subject to recovery by the Company, and the Participant shall be required to repay such compensation or shares of Common Stock, in accordance with the Company’s Compensation Adjustment and Recovery Policy, as in effect from time to time. The Participant further acknowledges, understands, and agrees that the Board retains the right to modify the Company’s Compensation Adjustment and Recovery Policy at any time.

28. Tax Requirements. The Participant is hereby advised to consult immediately with the Participant’s own tax advisor regarding the tax consequences of this Agreement. The Company or, if applicable, any Subsidiary (for purposes of this Section 28, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts hereunder paid in cash or other form, any federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock other than (i) Restricted Stock, or (ii) Common Stock that the Participant has not acquired from the Company within six months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option other than shares that will constitute Restricted Stock, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.